Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this pre-effective amendment No.1 to post-effective amendment No.3 to the Registration Statement on Form S-11 of our report dated March 15, 2012 relating to the financial statements and financial statement schedules, which appears in Preferred Apartment Communities, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Atlanta, GA
May 9, 2012